CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORGENTECH INC.

CORGENTECH INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Corgentech Inc. (the “Company”).

SECOND: The original name of this corporation is Caber Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 19, 1999.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. Article I of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

“I.

The name of the corporation is Anesiva, Inc. (the “Company”).”

FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, CORGENTECH INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 21st day of June, 2006.

CORGENTECH INC. /s/ John P. McLaughlin John P. McLaughlin Chief Executive Officer